Exhibit 99.1
Alimera Sciences Reports Fourth Quarter and Full Year 2017 Financial Results

•	GAAP Net Loss cut by 34% from $33.2 in 2016 to $22.0 million in 2017

•	Adjusted EBITDA loss reduced by 61% from $22.8 million in 2016 to $8.8 million 2017

•	Filed for Type II variation for uveitis in Europe for ILUVIEN in Q4 of 2017

•	Refinanced previous debt facility with new debt facility from Solar Capital in January 2018
ATLANTA, February 28, 2018 (GLOBE NEWSWIRE) -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced financial results for the three months and full-year ended December 31, 2017. Alimera will host a conference call on March 1, 2018 at 9:00 a.m. ET to discuss these results.
“In 2017, pursuant to our plans, we significantly reduced both our GAAP net loss and our Adjusted EBITDA net loss by 34% and 61%, respectively. Physician demand in the U.S. for ILUVIEN has continued to grow throughout the fourth quarter and into 2018, and we have expanded our sales presence to leverage this opportunity moving forward,” said Dan Myers, Alimera’s Chief Executive Officer. “Our end user demand in the fourth quarter of 2017 was higher than in the fourth quarter of 2016, and end user demand in the first two months of 2018 is significantly higher than in the same two months in 2017. We believe that end user demand for ILUVIEN will continue to increase as our sales force utilizes our USER data and other real-world results to emphasize ILUVIEN’s unique benefit of continuous microdosing to treat diabetic macular edema consistently every day. We are also pleased that our submission of a Type II variation for ILUVIEN in 17 European countries has been accepted for regulatory review.”
Fourth Quarter and Full Year 2017 Financial Results
Net revenue for Q4 2017. Net revenue was adversely impacted by the timing of orders from Alimera’s two large U.S. distributors, which increased inventory levels in the fourth quarter of 2016 and decreased inventory levels in the fourth quarter of 2017. As a result, net revenue decreased by approximately $1.6 million, or 15%, to approximately $9.1 million for the three months ended December 31, 2017, compared to net revenue of approximately $10.7 million for the three months ended December 31, 2016. Net revenue decreased despite an 8% increase in U.S. end user demand, which refers to ILUVIEN purchases by physician offices, pharmacies and hospitals from our distributors.
Net revenue for FY 2017. Net revenue increased by approximately $1.6 million, or 5%, to approximately $35.9 million for the year ended December 31, 2017, compared to net revenue of approximately $34.3 million for the year ended December 31, 2016. U.S. net revenue increased approximately $300,000, or 1%, to approximately $26.1 million for the year ended December 31, 2017, compared to U.S. net revenue of approximately $25.8 million for the year ended December 31, 2016. Our annual U.S. net revenue was also adversely impacted by the timing of orders from our two large U.S. distributors, who increased inventory levels in 2016 and decreased inventory levels in 2017, as noted above, despite a 12% increase in end user demand. International net revenue increased by approximately $1.2 million, or 14%, to approximately $9.8 million for the year ended December 31, 2017, compared to approximately $8.6 million for the year ended December 31, 2016. The increase was primarily due to increases in the value of the British pound sterling and the Euro, compared to the U.S. dollar, and increased sales to our international distributors.

Research, development and medical affairs expenses. Research, development and medical affairs expenses for the three months ended December 31, 2017 increased by approximately $200,000, or 7%, to approximately $3.1 million, compared to $2.9 million for the three months ended December 31, 2016. Research, development and medical affairs expenses for the year ended December 31, 2017 increased by approximately $400,000, or 3%, to approximately $12.8 million, compared to $12.4 million for the year ended December 31, 2016. The increase for the full year comparison was primarily due to an approximate $2.9 million non-cash charge for the additional license rights to uveitis that Alimera acquired from pSivida in July of 2017, offset by the cost savings programs Alimera implemented in late 2016, a decrease in costs associated with the capping of the enrollment by Alimera in its post-market study of ILUVIEN in Europe and a one-time reduction in regulatory costs associated with maintaining the registration of ILUVIEN.
General and administrative expenses. General and administrative expenses for the three months ended December 31, 2017 decreased by approximately $800,000, or 19%, to $3.4 million, compared to $4.2 million for the three months ended December 31, 2016. General and administrative expenses for the year ended December 31, 2017 decreased $2.3 million, or 15%, to approximately $13.0 million, compared to $15.3 million for the year ended December 31, 2016. These decreases were primarily attributable to higher costs in 2016 associated with the shutdown of Alimera’s French operation and Alimera’s search for alternate debt financing.
Sales and marketing expenses. Sales and marketing expenses decreased $800,000, or 11%, to $6.6 million for the three months ended December 31, 2017, compared to $7.4 million reported for the three months ended December 31, 2016. Sales and marketing expenses decreased $6.2 million, or 21%, to $23.2 million for the year ended December 31, 2017, compared to $29.4 million reported for the year ended December 31, 2016. The decreases were primarily attributable to cost savings programs Alimera implemented in late 2016 and carried out in 2017.
Operating Expenses. Operating expenses were approximately $13.8 million for the three months ended December 31, 2017, compared to approximately $15.1 million for the three months ended December 31, 2016, a decrease of 9%. “Adjusted Operating Expenses,” a non-GAAP financial measure defined below, were approximately $11.9 million for the three months ended December 31, 2017, compared to Adjusted Operating Expenses of approximately $13.3 million for the three months ended December 31, 2016, a decrease of 11%. Operating expenses were approximately $48.9 million for the year ended December 31, 2017, compared to approximately $59.8 million for the year ended December 31, 2016, a decrease of 18%. Adjusted Operating Expenses were approximately $41.3 million for the year ended December 31, 2017, compared to Adjusted Operating Expenses of approximately $52.2 million for the year ended December 31, 2016, a decrease of 21%.
Net loss for Q4 2017. Net loss for the three months ended December 31, 2017 was approximately $7.2 million, compared to a net loss of approximately $5.9 million for the three months ended December 31, 2016. Basic and diluted net loss per share for the fourth quarter of 2017 was $(0.10) per share on 69,133,011 weighted average shares outstanding, compared with basic and diluted net loss per share of $(0.09) per share on 64,840,394 weighted average shares outstanding during the fourth quarter of 2016.
Net loss for FY 2017. Net loss for the year ended December 31, 2017 was approximately $22.0 million, compared to a net loss of approximately $33.2 million reported for the year ended December 31, 2016. Basic and diluted net loss per share for the year ended 2017 was $(0.33) per share on 66,993,649 weighted average shares outstanding, compared with basic and diluted net loss per share of $(0.63) per share on 52,801,603 weighted average shares outstanding during the year ended December 31, 2016.
Adjusted EBITDA. “Adjusted EBITDA,” a non-GAAP financial measure defined below, was approximately a $3.8 million loss for the three months ended December 31, 2017, compared to

Adjusted EBITDA of approximately a $3.5 million loss for the three months ended December 31, 2016. Adjusted EBITDA was approximately an $8.8 million loss for the year ended December 31, 2017, compared to Adjusted EBITDA of approximately a $22.8 million loss for the year ended December 31, 2016, a beneficial change of 61%.
Definitions of Non-GAAP Financial Measures. For purposes of this press release, “Adjusted Operating Expenses” is operating expenses minus depreciation, amortization and stock-based compensation expenses. “Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions and gains and losses from the change in the fair value of derivative warrant liability. Alimera provides non-GAAP financial information because it believes that this information can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the sections of this press release entitled “Non-GAAP Financial Measures” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures,” which includes Adjusted Operating Expenses and Adjusted EBITDA.
Cash and cash equivalents. As of December 31, 2017, Alimera had cash and cash equivalents of approximately $24.1 million.
Solar Loan Agreement.
As previously disclosed, in early January 2018 Alimera entered into a $40 million term loan agreement with Solar Capital Ltd. (2018 Loan Agreement). Alimera used the proceeds to pay off its then existing $35 million term loan, along with related fees and expenses, and to provide additional working capital for general corporate purposes. Unlike the previous loan facility, the 2018 Loan Agreement removed a stringent liquidity requirement, which Alimera believes will allow it to focus on initiatives and opportunities that will grow the business successfully.
Conference Call to be Held March 1, 2018
An accompanying conference call will be hosted by Dan Myers, Chief Executive Officer, and Rick Eiswirth, President and Chief Financial Officer, to discuss the results. The call will be held at 9:00 a.m. ET, on March 1, 2018. Please refer to the information below for conference call dial-in information and webcast registration.
Conference date: March 1, 2018, 9:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Alimera Sciences Fourth Quarter and Full Year Ended 2017 Results Call
Webcast Registration: Click Here
Following the live call, a replay will be available on Alimera’s website, www.alimerasciences.com, under “Investor Relations.”
About Alimera Sciences
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera’s focus is on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in aging populations. Alimera’s commitment to retina specialists and their patients is manifest in its product and in its development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
Non-GAAP Financial Measures

This press release contains a discussion of non-GAAP financial measures, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measures of Adjusted Operating Expenses and Adjusted EBITDA are useful measures in evaluating Alimera’s operating performance. Alimera uses Adjusted Operating Expenses and Adjusted EBITDA in the management of its business. Accordingly, Adjusted Operating Expenses and Adjusted EBITDA for the fourth quarter of 2017 and the year ended December 31, 2017 have been presented in certain instances excluding items identified in the reconciliations provided. For a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, see the tables below.
These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies may calculate these measures in an identical manner. Therefore, they are not necessarily an accurate measure of comparison between companies.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in Alimera’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. To compensate for these limitations, Alimera presents its non-GAAP financial results in connection with its GAAP results. Investors are encouraged to review the reconciliation of each of our non-GAAP financial measures to its most directly comparable GAAP financial measure.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the possible increase of end user demand based on the benefits of ILUVIEN and the possible outcome, and its effects, of Alimera’s submission of the Type II variation for ILUVIEN in 17 European countries, including the ability of physicians to treat recurrent and persistent non-infectious uveitis affecting the posterior segment in Europe.
Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, (a) whether the use by Alimera’s sales force of USER data and other real-world results to emphasize ILUVIEN’s unique benefit will in fact increase end user demand and (b) continued market acceptance of ILUVIEN in the U.S. and Europe, as well as (c) other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2016 and Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2017, to be filed with the SEC in the near future.
In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(in thousands)

	December 31,
	2017	2016
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$24,067	$30,979
Restricted cash	34	31
Accounts receivable, net	11,435	13,839
Prepaid expenses and other current assets	2,278	2,107
Inventory	1,508	446
Total current assets	39,322	47,402
NON-CURRENT ASSETS:
Property and equipment, net	1,410	1,787
Intangible asset, net	18,664	20,604
Deferred tax asset	528	436
TOTAL ASSETS	$59,924	$70,229
CURRENT LIABILITIES:
Accounts payable	$5,905	$4,986
Accrued expenses	3,582	3,758
Derivative warrant liability	—	188
Capital lease obligations	184	191
Total current liabilities	9,671	9,123
NON-CURRENT LIABILITIES:
Note payable	34,635	33,084
Capital lease obligations — less current portion	203	274
Other non-current liabilities	766	2,162
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A Convertible Preferred Stock	19,227	19,227
Series B Convertible Preferred Stock	49,568	49,568
Common stock	691	649
Additional paid-in capital	341,622	330,781
Common stock warrants	3,707	3,707
Accumulated deficit	(399,075)	(377,074)
Accumulated other comprehensive loss	(821)	(1,272)
TOTAL STOCKHOLDERS’ EQUITY	14,919	25,586
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,924	$70,229

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)

NET REVENUE	$9,142	$10,677	$35,912	$34,333
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,043)	(924)	(3,438)	(2,344)
GROSS PROFIT	8,099	9,753	32,474	31,989

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,076	2,889	12,844	12,375
GENERAL AND ADMINISTRATIVE EXPENSES	3,443	4,184	13,039	15,263
SALES AND MARKETING EXPENSES	6,646	7,360	23,210	29,431
DEPRECIATION AND AMORTIZATION	672	685	2,684	2,767
RECOVERABLE COLLABORATION COSTS	—		(2,851)
OPERATING EXPENSES	13,837	15,118	48,926	59,836
NET LOSS FROM OPERATIONS	(5,738)	(5,365)	(16,452)	(27,847)

INTEREST EXPENSE AND OTHER	(1,427)	(1,336)	(5,579)	(5,178)
UNREALIZED FOREIGN CURRENCY GAIN (LOSS), NET	11	(9)	5	(40)
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	(2,564)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	—	872	188	2,627
NET LOSS BEFORE TAXES	(7,154)	(5,838)	(21,838)	(33,002)
PROVISION FOR TAXES	(70)	(88)	(163)	(172)
NET LOSS	$(7,224)	$(5,926)	$(22,001)	$(33,174)
NET LOSS PER SHARE — Basic and diluted	$(0.10)	$(0.09)	$(0.33)	$(0.63)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	69,133,011	64,840,394	66,993,649	52,801,603

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, unaudited)
GAAP NET LOSS	$(7,224)	$(5,926)	$(22,001)	$(33,174)
Adjustments to net loss:
Interest Expense, Net and Other	1,427	1,336	5,579	5,178
Depreciation and Amortization	672	685	2,684	2,767
Provision for Taxes	70	88	163	172
Stock-Based Compensation	1,279	1,137	4,981	4,889
Unrealized Foreign Currency Exchange (Gains) Losses	(11)	9	(5)	40
Change in the Fair Value of Derivative Warrant Liability	—	(872)	(188)	(2,627)
NON-GAAP ADJUSTED EBITDA	$(3,787)	$(3,543)	$(8,787)	$(22,755)

GAAP OPERATING EXPENSES TO NON-GAAP ADJUSTED OPERATING EXPENSES

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(in thousands, unaudited)
GAAP OPERATING EXPENSES	$13,837	$15,118	$48,926	$59,836
Adjustments to Operating Expenses:
Depreciation and Amortization	(672)	(685)	(2,684)	(2,767)
Stock-Based Compensation	(1,279)	(1,137)	(4,981)	(4,889)
NON-GAAP ADJUSTED OPERATING EXPENSES	$11,886	$13,296	$41,261	$52,180

ALIMERA SCIENCES, INC.
CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(in thousands)

	Year Ended December 31, 2017
	U.S.	International	Other	Consolidated
	(unaudited)
NET REVENUE	$26,146	$9,766	$—	$35,912
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(2,482)	(956)	—	(3,438)
GROSS PROFIT	23,664	8,810	—	32,474

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	5,780	3,314	3,750	12,844
GENERAL AND ADMINISTRATIVE EXPENSES	7,580	2,605	2,854	13,039
SALES AND MARKETING EXPENSES	16,588	5,394	1,228	23,210
DEPRECIATION AND AMORTIZATION	—	—	2,684	2,684
RECOVERABLE COLLABORATION COSTS	—	—	(2,851)	(2,851)
OPERATING EXPENSES	29,948	11,313	7,665	48,926
SEGMENT LOSS FROM OPERATIONS	(6,284)	(2,503)	(7,665)	(16,452)
OTHER INCOME AND EXPENSES, NET				(5,386)
NET LOSS BEFORE TAXES				$(21,838)

	Year Ended December 31, 2016
	U.S.	International	Other	Consolidated

NET REVENUE	$25,765	$8,568	$—	$34,333
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,694)	(650)	—	(2,344)
GROSS PROFIT	24,071	7,918	—	31,989

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	7,183	4,289	903	12,375
GENERAL AND ADMINISTRATIVE EXPENSES	8,918	3,517	2,828	15,263
SALES AND MARKETING EXPENSES	21,252	7,021	1,158	29,431
DEPRECIATION AND AMORTIZATION	—	—	2,767	2,767
OPERATING EXPENSES	37,353	14,827	7,656	59,836
SEGMENT LOSS FROM OPERATIONS	(13,282)	(6,909)	(7,656)	(27,847)
OTHER INCOME AND EXPENSES, NET				(5,155)
NET LOSS BEFORE TAXES				$(33,002)

For investor inquiries:
CG Capital
for Alimera Sciences
877-889-1972
investorrelations@cg.capital